 For Immediate Release

   FERRO REPORTS 33% INCREASE IN THIRD QUARTER ADJUSTED EPS FROM CONTINUING OPERATIONS

•	Third Quarter 2014 Adjusted EPS from Continuing Operations Increases to $0.16 from $0.12 in Third Quarter 2013

•	Return on Invested Capital (“ROIC”) for Continuing Operations Increases to 10.5%, Surpassing Key 10% Value Creation Milestone

•	Third Quarter 2014 Adjusted EBITDA Margin Increases to 12.8% from 10.7%

•	Full-year 2014 Adjusted EPS from Continuing Operations Expected to be at the High End of Prior Guidance of $0.52 to $0.57

CLEVELAND, Ohio – October 27, 2014 – Ferro Corporation (NYSE: FOE, the “Company”) today reported results for the third quarter ended September 30, 2014.  Third quarter diluted earnings per share attributable to common shareholders was $0.55, compared with $0.15 per share in the third quarter of 2013.  After recognition of substantially all of the Specialty Plastics and Polymer Additives segments as discontinued operations, Ferro reported a loss of $.03 for third quarter 2014 diluted earnings per share from continuing operations, versus earnings of $0.11 per share in the same period last year.

Included in the results from continuing operations are restructuring activities, a loss associated with the refinancing of the Company’s debt, other nonrecurring income and expense items, and gains and losses on certain asset sales.  Adjusting for these items, third quarter 2014 adjusted diluted earnings per share increased by 33% to $0.16 from $0.12 in the third quarter of 2013.  Please refer to the supplemental tables at the end of this news release for additional information concerning adjusted financial results for the Company’s continuing operations.

The Company attributed the increase in profitability primarily to increased sales and gross profit in the Performance Colors and Glass segment coupled with reduced selling, general and administrative (“SG&A”) expenses associated with continued cost reduction activities.  Results in the Performance Colors and Glass segment were particularly strong with net sales and gross profit increasing by 9% and 18%, respectively, for the third quarter of 2014 compared with the same period last year.

On a consolidated basis, Ferro reported net sales of $276 million in the third quarter of 2014, compared with net sales of $298 million in the third quarter of 2013.  Excluding the impact of exited business lines ($9 million), primarily related to the metal powders business divested in October 2013, and excluding precious metal sales, value-added sales declined by 1% in the third quarter versus the same period last year.

Overall volumes for the third quarter of 2014 increased by approximately 3% compared with the same period last year.  Volumes improved in both the Performance Colors and Glass and Performance Coatings segments, while volumes declined in the Pigments, Powders and Oxides segment.  Third quarter consolidated value-added sales lagged volume growth principally due to lower pricing associated with competitive pressures in key product lines in the Performance Coatings segment.  Reduced average selling prices also adversely impacted profitability for the Performance Coatings segment.  Pricing pressure was the most severe for digital inks in the Tile Coatings business, where pricing has declined by approximately 20% over the last 12 months.

Peter Thomas, Chairman, President and Chief Executive Officer, commented, “Ferro had another solid quarter of earnings growth and we continue to make progress on our Value Creation strategy.  In this quarter, we achieved a major milestone related to our strategy by surpassing an initial ROIC threshold of 10%.  Early on, we set an internal ROIC goal of 10%, as we considered this threshold the point where the Company would begin generating positive value for our shareholders.  In early 2013, we estimated that the then-current set of businesses was generating returns below 5%.  While reaching the 10% threshold is noteworthy, we continue to focus on our longer-term target of delivering consistent and predictable ROIC of 15%.”

Mr. Thomas added, “To that end, during the quarter, we continued to take actions to enhance growth, improve profitability and focus the business portfolio on our core performance materials and color solutions franchise.  Last month, we announced a definitive agreement to acquire Vetriceramici, a leading global supplier of high-end tile coatings, and we expect to close the €83 million transaction during the quarter.  In addition, we continue to work on other opportunities to accelerate growth in emerging markets and to expand capacity in our core frit-based businesses.  Meanwhile, the process to sell our Polymer Additives business, which will complete the divestiture of the performance chemicals portfolio, remains on track.  While we are seeing a number of positive developments across our businesses, in Tile Coatings, and, to a lesser extent, Porcelain Enamel, we are facing a difficult pricing environment in softening markets.  Despite this pricing pressure, based on the strong third-quarter results, and lower SG&A costs, we expect full-year adjusted EPS will be at the high end of our current earnings guidance of $0.52 to $0.57.”

2014 Third-Quarter Results

Ferro reported net sales of $276 million in the third quarter of 2014, compared with net sales of $298 million in the third quarter of 2013.  Value-added sales, which exclude precious metal sales, decreased 5% to $265 million from $277 million in the third quarter last year.  Adjusting for the impact of previously divested business lines ($9 million), value-added sales declined by 1%.

The Performance Colors and Glass segment contributed the highest levels of sales growth with value-added sales increasing by 8%.  Value-added sales for Performance Coatings declined 6%, and sales in the Pigments, Powders and Oxides segment, excluding the impact of exited business lines, declined 5%.

Gross profit was $73 million for the 2014 third quarter, compared with $72 million for the third quarter of 2013.  Excluding special charges, adjusted gross profit was $73 million (27.5% of value-added sales), compared with $73 million (26.2% of value-added sales) in the prior-year period.

For the third quarter of 2014, SG&A expenses were $52 million, compared with expenses of $53 million in the prior-year quarter.  Excluding special items in both periods, SG&A expenses declined 6% to $47 million from $50 million.

During the third quarter of both years, the Company incurred charges associated with ongoing efforts to restructure operations and exit underperforming assets.  The charge associated with continuing operations in the third quarter of 2014 was $2 million compared with $4 million in the same period last year.

Income from continuing operations for the quarter ended September 30, 2014, was a loss of $3 million, or $0.03 per diluted share, compared to income of $10 million, or $0.11 per diluted share, in the third quarter of 2013. Adjusted net income from continuing operations attributable to common shareholders was $14 million, or $0.16 per diluted share, compared with $10 million, or $0.12 per diluted share, in the prior-year quarter.

Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations were $34 million in the third quarter of 2014, compared with $30 million in the same period last year. Adjusted EBITDA margins, as a percentage of value-added sales, were 12.8% in the third quarter of 2014 and 10.7% in the same period last year.

Total debt as of the end of the third quarter was $309 million, a reduction of $3 million from December 31, 2013.  In addition, cash balances increased $67 million during the first nine months of the year to $95 million, resulting in a reduction in net debt (debt less cash) of $70 million during the first nine months of the year.  Receipt of the net cash proceeds from the sale of the Company’s Specialty Plastics business of approximately $88 million is the primary driver for the reduction in net debt.

Outlook

Based on third-quarter performance, the Company expects adjusted earnings from continuing operations for 2014 to be at the high end of the previously provided earnings guidance of $0.52 to $0.57 per diluted share.

Value-added sales for the fourth quarter of 2014 are expected to be flat versus 2013 levels, as adjusted for dispositions in the fourth quarter of 2013 that represented value-added sales of approximately $3 million.  The Company is lowering its prior revenue outlook, as overall business conditions in Europe and Asia have weakened.  In addition, the Company expects average selling prices in the Performance Coatings Segment will continue to be under pressure and sales for the Pigments, Powders and Oxides segment, adjusted for exited businesses, will be below last year’s levels.

The adjusted gross profit margin for the fourth quarter of 2014, expressed as a percent of value-added sales, is expected to be in the range of 26.0% to 26.5%, and SG&A expenses, excluding pension adjustments and other nonrecurring expense items, are expected to be $45 to $50 million.

For the full year, the Company expects to use approximately $15 million in cash, excluding the impact of acquisitions and divestitures.  Uses of cash include continued funding of restructuring efforts and capital spending of approximately $60 million, including the plant conversion investment in Antwerp, Belgium, to support manufacturing of dibenzoates as a phthalates replacement.

Conference Call

The Company will host a conference call to discuss its third-quarter financial results and current outlook for 2014 on Tuesday, October 28, 2014, at 10:00 a.m. Eastern Time.  To listen to the call, dial 800-354-6885 if calling from the United States or Canada, or dial 303-223-2685 if calling from outside North America.  Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available through noon Eastern Time on November 4th.  To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America.  Use the program ID #21737482 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through January 31, 2015.  The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com.  A podcast of the conference call will also be available on the site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials, including glass-based coatings, pigments and colors, and polishing materials. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 3,975 employees globally.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning Ferro's operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Ferro's future financial performance include the following:

•	Ferro’s ability to successfully complete the disposition of its Polymer Additives business;

•	Ferro’s ability to successfully complete the Vetriceramici acquisition and integrate Vetriceramici;

•	Demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro's ability to further successfully implement its value creation strategy;

•

Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs and indirect spend optimization initiative, and to produce the desired results, including projected savings;

•	Restrictive covenants in Ferro’s credit facilities could affect Ferro’s strategic initiatives and liquidity;

•	The effectiveness of Ferro’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	The impact of interruption, damage to, failure, or compromise of Ferro’s information systems;

•	The availability of reliable sources of energy and raw materials at a reasonable cost;

•	Currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	Increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	Sale of products into highly regulated industries;

•	Limited or no redundancy for certain of Ferro’s manufacturing facilities and possible interruption of operations at those facilities;

•	Competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against Ferro;

•	The impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	Management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	The impact of Ferro’s performance on its ability to utilize significant deferred tax assets;

•	The effectiveness of strategies to increase Ferro’s return on invested capital;

•	Stringent labor and employment laws and relationships with Ferro’s employees;

•	The impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	Implementation of new business processes and information systems;

•	Exposure to lawsuits in the normal course of business;

•	Risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	Liens on Ferro’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	Other factors affecting Ferro’s business that are beyond its control, including disasters, accidents and governmental actions.

The risks and uncertainties identified above are not the only risks Ferro faces. Additional risks and uncertainties not presently known to Ferro or that it currently believes to be immaterial also may adversely affect Ferro. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Ferro’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Ferro does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in Ferro’s Annual Report on Form 10-K for the year ended December 31, 2013.

# # #

Contacts:

Investor Contact:

John Bingle, 216-875-5411

Treasurer and Director of Investor Relations

john.bingle@ferro.com

or

Media Contact:

Mary Abood, 216-875-5401

Director, Corporate Communications

mary.abood@ferro.com

Table 1

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

(Dollars in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Net sales	$275,754	$298,083	$850,698	$912,738
Cost of sales	202,950	225,980	624,487	701,740
Gross profit	72,804	72,103	226,211	210,998

Selling, general and administrative expenses	51,716	52,589	152,345	165,471
Restructuring and impairment charges	1,521	3,562	7,829	26,086
Other expense (income):
Interest expense	3,635	5,039	12,819	15,343
Interest earned	(23)	(48)	(52)	(171)
Loss on extinguishment of debt	14,352	-	14,352	-
Foreign currency (gains) losses, net	(330)	1,305	1,043	4,086
Miscellaneous (income) expense, net	(180)	(470)	4,038	(10,178)
Income before income taxes	2,113	10,126	33,837	10,361
Income tax expense	4,680	312	12,347	3,559
(Loss) income from continuing operations	(2,567)	9,814	21,490	6,802
Income from discontinued operations, net of taxes	50,124	3,230	53,188	4,780
Net income	47,557	13,044	74,678	11,582
Less: Net income attributable to noncontrolling interests	92	392	49	177
Net income attributable to Ferro Corporation common shareholders	47,465	12,652	74,629	11,405

(Loss) earnings per share attributable to Ferro Corporation common shareholders:
Basic (loss) earnings:
Continuing operations	$(0.03)	$0.11	$0.25	$0.08
Discontinued operations	0.58	0.04	0.61	0.06
	$0.55	$0.15	$0.86	$0.14

Diluted (loss) earnings:
Continuing operations	$(0.03)	$0.11	$0.24	$0.08
Discontinued operations	0.58	0.04	0.60	0.05
	$0.55	$0.15	$0.84	$0.13
Shares outstanding:
Weighted-average basic shares	86,979	86,426	86,898	86,464
Weighted-average diluted shares	86,979	87,250	88,338	87,033
End-of-period basic shares	86,986	86,598	86,986	86,598

Table 2

Ferro Corporation and Subsidiaries

Segment Net Sales and Gross Profit (unaudited)

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Segment Net Sales
Performance Coatings	$144,900	$154,238	$446,928	$451,915
Performance Colors and Glass	102,727	94,059	312,126	298,633
Pigments, Powders and Oxides	28,127	49,786	91,644	162,190
Total segment net sales	$275,754	$298,083	$850,698	$912,738

Segment Gross Profit
Performance Coatings	$31,198	$36,826	$102,437	$101,260
Performance Colors and Glass	33,945	28,713	103,669	87,203
Pigments, Powders and Oxides	8,285	8,962	22,948	27,450
Other costs of sales	(624)	(2,398)	(2,843)	(4,915)
Total gross profit	$72,804	$72,103	$226,211	$210,998

Selling, general and administrative expenses	$51,716	$52,589	$152,345	$165,471
Restructuring and impairment charges	1,521	3,562	7,829	26,086
Other expense, net	17,454	5,826	32,200	9,080
Income before income taxes	$2,113	$10,126	$33,837	$10,361

Table 3

Ferro Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands)	September 30,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$95,286	$28,328
Accounts receivable, net	229,942	238,278
Inventories	157,764	144,780
Deferred income taxes	6,775	6,511
Other receivables	20,600	19,963
Other current assets	22,527	16,214
Current assets held-for-sale	86,480	101,315
Total current assets	619,374	555,389
Other assets
Property, plant and equipment, net	201,820	225,255
Goodwill	62,443	63,473
Amortizable intangible assets, net	17,710	13,027
Deferred income taxes	17,793	19,283
Other non-current assets	61,139	59,663
Non-current assets held-for-sale	54,530	72,102
Total assets	$1,034,809	$1,008,192

LIABILITIES AND EQUITY
Current liabilities
Loans payable and current portion of long-term debt	$8,402	$44,729
Accounts payable	134,937	120,641
Accrued payrolls	34,313	42,320
Accrued expenses and other current liabilities	66,504	66,026
Current liabilities held-for-sale	30,303	40,015
Total current liabilities	274,459	313,731
Other liabilities
Long-term debt, less current portion	300,772	267,469
Postretirement and pension liabilities	85,174	119,600
Other non-current liabilities	30,393	30,656
Non-current liabilities held-for-sale	2,863	2,893
Total liabilities	693,661	734,349

Total Ferro Corporation shareholders’ equity	329,420	261,518
Noncontrolling interests	11,728	12,325
Total liabilities and equity	$1,034,809	$1,008,192

Table 4

Ferro Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Cash flows from operating activities
Net income	$47,557	$13,044	$74,678	$11,582
Gain on sale of assets and business	(53,701)	(291)	(50,128)	(10,686)
Depreciation and amortization	8,219	11,940	31,465	38,000
Restructuring and impairment charges	7,193	(1,602)	12,156	4,355
Loss on extinguishment of debt	14,352	-	14,352	-
Accounts receivable	45,726	14,091	3,195	(23,079)
Inventories	7,943	2,017	(26,003)	12,118
Accounts payable	(11,757)	(11,448)	13,234	(5,864)
Other changes in current assets and liabilities, net	(8,458)	(3,443)	(7,542)	(8,363)
Other adjustments, net	(17,844)	(12,751)	(23,507)	(15,060)
Net cash provided by operating activities	39,230	11,557	41,900	3,003

Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long lived assets	(8,191)	(5,285)	(40,996)	(21,187)
Proceeds from sale of businesses, net	88,337	-	88,337	16,912
Proceeds from sale of assets	156	586	5,911	16,034
Acquisition of Turkey commercial assets	(6,726)	-	(6,726)	-
Other investing activities	-	-	-	1,119
Net cash provided by investing activities	73,576	(4,699)	46,526	12,878

Cash flows from financing activities
Net borrowings (repayments) under loans payable (1)	(432)	17,937	(42,529)	9,223
Proceeds from revolving credit facility	7,262	152,116	377,844	368,317
Proceeds from term loan facility	300,000	-	300,000	-
Principal payments on revolving credit facility	(104,831)	(136,584)	(387,049)	(351,404)
Extinguishment of convertible senior notes	-	(35,066)	-	(35,066)
Repayment of 7.875% Senior Notes	(260,451)	-	(260,451)	-
Payment of debt issuance costs	(6,834)	-	(6,834)	-
Other financing activities	(311)	(347)	54	(734)
Net cash used for financing activities	(65,597)	(1,944)	(18,965)	(9,664)
Effect of exchange rate changes on cash and cash equivalents	(2,112)	277	(2,503)	60
Increase in cash and cash equivalents	45,097	5,191	66,958	6,277
Cash and cash equivalents at beginning of period	50,189	30,662	28,328	29,576
Cash and cash equivalents at end of period	$95,286	$35,853	$95,286	$35,853

Cash paid during the period for:
Interest	$11,737	$12,088	$23,863	$25,484
Income taxes	$3,171	$526	$4,329	$2,905

Table 5

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Three Months Ended September 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense (benefit)	Net (loss) income attributable to common shareholders	Diluted earnings (loss) per share

	2014

As reported	$202,950	$51,716	$1,521	$17,454	$4,680	$47,465	$0.55
Special items:							-
Restructuring	-	-	(1,521)	-	548	973	0.01
Other[1]	-	(4,357)	-	(14,352)	6,735	11,974	0.14
Taxes[2]	-	-	-	-	(3,919)	3,919	0.04
Discontinued operations	-	-	-	-	-	(50,124)	(0.58)
Total special items	-	(4,357)	(1,521)	(14,352)	3,363	(33,257)	(0.39)
As adjusted	$202,950	$47,359	$-	$3,102	$8,043	$14,208	$0.16

	2013

As reported	$225,980	$52,589	$3,562	$5,826	$312	$12,652	$0.15
Special items:							-
Restructuring	-	-	(3,562)	-	1,282	2,280	0.03
Other[1]	(601)	(2,256)	-	-	1,029	1,828	0.02
Taxes[2]	-	-	-	-	3,333	(3,333)	(0.04)
Discontinued operations	-	-	-	-	-	(3,230)	(0.04)
Total special items	(601)	(2,256)	(3,562)	-	5,644	(2,455)	(0.03)
As adjusted	$225,379	$50,333	$-	$5,826	$5,956	$10,197	$0.12

   1         Includes certain severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs and certain business development activities, and certain costs related to divested assets and product lines.

    2          Adjustment of reported income and of special items to a normalized 36% rate for 2014 and 2013.

It should be noted that adjusted income and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income and earnings per share presented here exclude certain special items including restructuring charges, certain severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs and certain business development activities, certain costs related to divested assets and product lines, income taxes and discontinued operations.  We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 6

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Reported Income to Adjusted Income

For the Nine Months Ended September 30 (unaudited)

(Dollars in thousands, except per share amounts)	Cost of sales	Selling general and administrative expenses	Restructuring and impairment charges	Other expense, net	Income tax expense (benefit)	Net income (loss) attributable to common shareholders	Diluted earnings (loss) per share

	2014

As reported	$624,487	$152,345	$7,829	$32,200	$12,347	$74,629	$0.84
Special items:
Restructuring	-	-	(7,829)	-	2,818	5,011	0.06
Other[1]	322	(6,933)	-	(19,526)	9,409	16,728	0.19
Taxes[2]	-	-	-	-	(166)	166	-
Discontinued operations	-	-	-	-	-	(53,188)	(0.60)
Noncontrolling interest	-	-	-	-	-	(461)	-
Total special items	322	(6,933)	(7,829)	(19,526)	12,062	(31,745)	(0.35)
As adjusted	$624,809	$145,412	$-	$12,674	$24,409	$42,884	$0.49

	2013

As reported	$701,740	$165,471	$26,086	$9,080	$3,559	$11,405	$0.13
Special items:
Restructuring	-	-	(26,086)	-	9,391	16,695	0.19
Other[1]	(3,465)	(6,782)	-	8,856	501	890	0.01
Taxes[2]	-	-	-	-	171	(171)	-
Discontinued operations	-	-	-	-	-	(4,780)	(0.05)
Noncontrolling interest	-	-	-	-	-	(394)	-
Total special items	(3,465)	(6,782)	(26,086)	8,856	10,063	12,240	0.15
As adjusted	$698,275	$158,689	$-	$17,936	$13,622	$23,645	$0.28

   1         Includes certain severance costs, ongoing costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs and certain business development activities, and certain costs related to divested businesses, assets and product lines and the overall financial impact of currency related items in South America.

    2          Adjustment of reported income and of special items to a normalized 36% rate for 2014 and  2013.

It should be noted that adjusted income and earnings per share are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  The adjusted income and earnings per share presented here exclude certain special items including, restructuring  charges, severance costs, costs at facilities that have been idled, gain/loss on divestitures, proxy contest related costs, the overall financial impact of currency related items in South America, certain business development costs, taxes and discontinued operations. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.  In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 7

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Segment Net Sales Excluding Precious Metals to Net Sales

and Schedule of Adjusted Gross Profit (unaudited)

(Dollars in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Performance Coatings	$144,900	$154,238	$446,928	$451,915
Performance Colors and Glass	91,970	85,077	280,740	264,822
Pigments, Powders and Oxides	27,754	37,689	86,074	116,388
Total segment net sales excluding precious metals	264,624	277,004	813,742	833,125
Sales of precious metals	11,130	21,079	36,956	79,613
Total net sales	$275,754	$298,083	$850,698	$912,738

Net sales excluding precious metals	$264,624	$277,004	$813,742	$833,125
Adjusted cost of sales[1]	202,950	225,379	624,809	698,275
Cost of sales from precious metals	(11,130)	(21,079)	(36,956)	(79,613)
Adjusted cost of sales excluding precious metals	191,820	204,300	587,853	618,662
Adjusted gross profit	$72,804	$72,704	$225,889	$214,463
Adjusted gross profit percentage	27.5%	26.2%	27.8%	25.7%

  1Adjusted cost of sales reflects pro forma adjustments of $0 and $0.6 million for the three months ended September 30, 2014 and 2013, respectively, and $0.3 million and $3.5 million for the nine months ended September 30, 2014 and 2013, respectively.

It should be noted that segment net sales excluding precious metals, adjusted cost of sales and adjusted gross profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly  to customers with minimal margin. Adjusted gross profit and adjusted cost of sales excludes special items, primarily comprised of costs at facilities that have been idled and certain costs related to divested businesses and product lines. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 8

Ferro Corporation and Subsidiaries

Supplemental Information

Segment Detail (unaudited)

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Performance Materials	2014	2013	2014	2013
Sales
Performance Coatings	$144,900	$154,238	$446,928	$451,915
Performance Colors & Glass	102,727	94,059	312,126	298,633
Pigments, Powders and Oxides	28,127	49,786	91,644	162,190
Total Performance Materials Sales	$275,754	$298,083	$850,698	$912,738
Gross profit
Performance Coatings	$31,198	$36,826	$102,437	$101,260
Performance Colors & Glass	33,945	28,713	103,669	87,203
Pigments, Powders and Oxides	8,285	8,962	22,948	27,450
Total Performance Materials Gross Profit	73,428	74,501	229,054	215,913
Performance Materials selling, general and administrative expenses	33,529	34,963	102,616	112,886
Performance Materials Operating Profit	$39,899	$39,538	$126,438	$103,027

It should be noted that operating group sales, gross profit, selling, general and administrative charges, and operating profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The respective information has been aggregated in a manner consistent with the operating groups of the Company. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 9

Ferro Corporation and Subsidiaries

Supplemental Information

Reconciliation of Operating Group Non-GAAP Measures to

Consolidated GAAP Balances (unaudited)

(Dollars in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Total Sales	$275,754	$298,083	$850,698	$912,738

Performance Materials gross profit	$73,428	$74,501	$229,054	$215,913
Other cost of sales	(624)	(2,398)	(2,843)	(4,915)
Total gross profit	$72,804	$72,103	$226,211	$210,998

Performance Materials selling, general and administrative expenses	$33,529	$34,963	$102,616	$112,886
Corporate	18,187	17,626	49,729	52,585
Total selling, general and administrative expenses	$51,716	$52,589	$152,345	$165,471

Total operating profit	$21,088	$19,514	$73,866	$45,527
Restructuring and impairment charges	1,521	3,562	7,829	26,086
Interest expense	3,635	5,039	12,819	15,343
Interest earned	(23)	(48)	(52)	(171)
Loss on extinguishment of debt	14,352	-	14,352	-
Foreign currency (gains) losses, net	(330)	1,305	1,043	4,086
Miscellaneous (income) expense, net	(180)	(470)	4,038	(10,178)
Income from continuing operations before taxes	$2,113	$10,126	$33,837	$10,361

It should be noted that operating group sales, gross profit, selling, general and administrative charges, and operating profit are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The respective information has been aggregated in a manner consistent with the operating groups of the Company. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Table 10

Ferro Corporation and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

(Dollars in thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013

Net income attributable to Ferro Corporation common shareholders	$47,465	$12,652	$74,629	$11,405
Income from discontinued operations, net of taxes	(50,124)	(3,230)	(53,188)	(4,780)
Interest expense	3,635	5,039	12,819	15,343
Income tax expense	4,680	312	12,347	3,559
Depreciation and amortization	9,988	8,938	27,284	28,575
Less interest amortization expense and other	(1,990)	(545)	(2,722)	(2,616)
Cost of sales adjustments	-	601	(322)	3,465
SG&A Adjustments	4,357	2,256	6,933	6,782
Restructuring and Impairment	1,521	3,562	7,829	26,086
Other expense and (income) adjustments	14,352	-	19,526	(520)
Noncontrolling interest adjustments	-	-	(461)	(394)
Gain on sale of assets and business	-	-	-	(8,954)
Solar Pastes Operations	-	-	-	323
Adjusted EBITDA	$33,884	$29,585	$104,674	$78,274

Net sales excluding precious metals	$264,624	$277,004	$813,742	$833,125
Adjusted EBITDA as a % of net sales excluding precious metals	12.8%	10.7%	12.9%	9.4%

It should be noted that adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted EBITDA is net income before the effects of discontinued operations, interest, income taxes, depreciation and amortization, non-recurring adjustments to cost of sales, non-recurring adjustments to SG&A, restructuring and impairment charges, non-recurring adjustments to miscellaneous income and expense, and the gain and impact of solar operations in the first quarter of 2013. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Table 11

Ferro Corporation and Subsidiaries

Supplemental Information

Return on Invested Capital

For the Twelve Months Ended (unaudited)

(Dollars in thousands)	September 30,	December 31,
	2014	2013

Gross profit	$292,886	$277,672
Selling, general and administrative expenses	137,627	150,753
Total operating profit	155,259	126,919
Pro forma adjustments[1]	(62,357)	(58,646)
Adjusted operating profit before tax	92,902	68,273
Less: Tax at pro forma rate of 36%	(33,445)	(24,578)
Net operating profit after tax	$59,457	$43,695

Equity	341,148	273,843
Equity - discontinued operations	(107,850)	(130,516)
Debt	309,174	312,198
Off balance sheet precious metal leases	25,301	30,919
Postretirement and pension liabilities	85,174	119,600
Environmental liabilities	6,637	6,376
Cash	(95,286)	(28,328)
Invested capital	$564,298	$584,092

Return on Invested Capital	10.5%	7.5%

1  Includes ongoing costs at facilities that have been idled, proxy contest related costs, certain environmental related costs, certain business development activities, costs related to certain corporate projects, costs related to consignment costs of precious metal leases, certain costs related to divested businesses, assets and product lines and the overall financial impact of currency related items in South America.  All noted items are not expected to recur, and we believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

It should be noted that adjusted operating profit and return on invested capital are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP).  Adjusted operating profit is operating profit before the effects of discontinued operations, non-recurring adjustments to cost of sales, non-recurring adjustments to SG&A, and operations of our exited businesses. We believe this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.